UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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KIRKLAND’S, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Steven C. Woodward

President and Chief Executive Officer

May 10, 2021

Dear Shareholder:

It is my pleasure to invite you to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Kirkland’s, Inc. (the “Company, “we,” “us,” or “our”), which will be held at 9:00 a.m., local time, on Tuesday, June 22, 2021 at the Thompson Nashville Hotel, 401 11th Ave. South, Nashville, TN 37203. The doors will open at 8:30 a.m., local time. Our directors and management team will be available to answer questions.

The Notice of Annual Meeting, Proxy Statement and proxy card accompanying this letter describe the business to be conducted at the Annual Meeting. The Notice of Annual Meeting, the Proxy Statement and our 2020 Annual Report to Shareholders are available at http://ir.kirklands.com/Annual_Meeting. We encourage you to read our 2020 Annual Report to Shareholders prior to voting your shares.

We hope you will be able to join us at the Annual Meeting. Whether or not you plan to attend, we encourage you to vote and submit your proxy prior to the Annual Meeting by following the instructions described in the Proxy Statement. You may vote in advance of the Annual Meeting via the Internet, by telephone or, if you received a paper copy of the proxy card by mail, by returning your signed proxy card in the envelope provided. If you attend the Annual Meeting, your shares will be voted as instructed in your proxy, or you may withdraw your proxy at the Annual Meeting and vote your shares in person.

I look forward to seeing you at the Annual Meeting.

Sincerely,

Steven C. Woodward
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Tuesday, June 22, 2021

9:00 a.m. local time

Thompson Nashville Hotel

401 11th Ave. South

Nashville, TN 37203

May 10, 2021

Dear Shareholder:

You are invited to the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of Kirkland’s, Inc. (the “Company,” “we,” “us,” or “our”). We will hold the Annual Meeting at the time and place noted above. At the Annual Meeting, we will ask you to:

•	Elect three Class I directors, Steven J. Collins, Ann E. Joyce and R. Wilson Orr, III, each for a term of three years;
•	Hold an advisory vote on executive compensation;
•	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2022; and
•	Vote on any other business properly brought before the Annual Meeting.

Your vote is important. To be sure your shares are voted and represented at the Annual Meeting, please vote and submit your proxy prior to the Annual Meeting by following the instructions described in the Proxy Statement. You may vote in advance of the Annual Meeting via the Internet, by telephone or, if you received a paper copy of the proxy card by mail, by returning your signed proxy card in the envelope provided. The record date for voting eligibility at the Annual Meeting is the close of business on April 26, 2021.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 22, 2021.

THE NOTICE OF ANNUAL MEETING, THE PROXY STATEMENT AND THE 2020 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT http://ir.kirklands.com/Annual_Meeting.

By order of the Board of Directors,

Carter R. Todd
Vice President, General Counsel
and Corporate Secretary
Kirkland’s, Inc. 5310 Maryland Way Brentwood, TN 37027

IMPORTANT

It is important that your shares be represented at the Annual Meeting. You are cordially invited to attend the Annual Meeting in person. If you plan to attend the Annual Meeting, you must have an admission ticket or other proof of share ownership as of the close of business on April 26, 2021, the record date for the Annual Meeting.

You will not be admitted to the Annual Meeting without proper identification (such as a driver’s license or passport) and either proof of your ownership of Kirkland’s common stock or proof that you hold a valid proxy from a shareholder who held Kirkland’s common stock as of the record date for the Annual Meeting.

Registration will begin at 8:30 a.m., local time. Please allow ample time for check-in. Please bring proper identification and evidence of either your stock ownership or the grant of any valid proxy you hold with you in order to be admitted to the Annual Meeting. If your shares (or the shares of the shareholder who granted you the proxy) are held in the name of a bank, broker, or other nominee holder and you plan to attend the Annual Meeting in person, please bring a copy of your broker statement, the proxy card mailed to you by your bank or broker or other proof of ownership of Kirkland’s common stock (or the equivalent proof of ownership as of the close of business on the record date of the shareholder who granted you the proxy). For information on requirements relating to voting your shares in person at the Annual Meeting, see “Item I — Information About Voting” on page 1 of the accompanying Proxy Statement.

Cameras, cell phones, recording equipment, and other electronic devices will not be permitted at the Annual Meeting.

i

I. INFORMATION ABOUT VOTING

Solicitation of Proxies

The Board of Directors (the “Board of Directors” or the “Board”) of Kirkland’s, Inc. (“Kirkland’s,” the “Company,” “we,” “us” or “our”) is soliciting proxies for use at our Annual Meeting of Shareholders to be held on June 22, 2021 (the “Annual Meeting”) and any adjournments of that Annual Meeting. This Proxy Statement, the accompanying form of proxy card and our Annual Report to Shareholders for our fiscal year ending January 30, 2021 (“fiscal 2020”) are first being made available to our shareholders on or about May 10, 2021.

As permitted by the rules of the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our shareholders with access to our proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (a “Notice of Internet Availability”) was mailed on or about May 10, 2021 to our shareholders of record as of the close of business on April 26, 2021, the record date for the Annual Meeting. This Notice of Internet Availability contains instructions on how to access and read this Proxy Statement and our Annual Report to Shareholders for fiscal 2020 on the Internet and how to vote. If you received a Notice of Internet Availability by mail, you will not receive printed copies of the proxy materials in the mail, unless you request them by following the instructions in the Notice of Internet Availability. In addition, shareholders may request to receive copies of the proxy materials in printed form by mail on an ongoing basis by following the instructions on the website referred to in the Notice of Internet Availability.

Agenda Items

The agenda for the Annual Meeting is to:

1.	Elect three Class I directors, Steven J. Collins, Ann E. Joyce and R. Wilson Orr, III, each for a term of three years;
2.	Hold an advisory vote on executive compensation;
3.	Ratify the selection of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending January 29, 2022 (“fiscal 2021”); and
4.	Vote on any other business properly brought before the Annual Meeting.

Who Can Vote

You can vote at the Annual Meeting if you are a holder of our common stock, no par value per share (“Common Stock”), on the record date, which is the close of business on April 26, 2021. You will have one vote for each share of Common Stock that you held as of the close of business on the record date. As of April 26, 2021, there were 14,288,417 shares of Common Stock outstanding and entitled to vote.

How to Vote

For Shares Held Directly in the Name of the Shareholder

If you hold your shares in registered form and not through a bank, brokerage firm or other nominee, you may vote your shares in one of the following ways:

•	In Person. If you choose to vote in person, you can attend the Annual Meeting and cast your vote in person;
•

Voting By Mail. If you choose to vote by mail, complete the proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted in favor of each of the proposals presented at the Annual Meeting;

•	Voting By Telephone. If you choose to vote by telephone, call 1-800-690-6903 and follow the instructions to vote your shares; or

•	Voting on the Internet. If you choose to vote on the Internet, visit www.proxyvote.com and follow the instructions to vote your shares.

For Shares Held Through a Bank, Brokerage Firm or Other Nominee

If you hold your shares through a bank, brokerage firm or other nominee, you may vote your shares in any one of the following ways:

•

In Person. If you choose to vote in person at the Annual Meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee authorizing you to vote at the Annual Meeting. You can then come to the Annual Meeting and cast your vote in person;

•

Voting By Mail. If you choose to vote by mail, complete and return to your bank, brokerage firm or other nominee the voting instruction form provided to you by your bank, brokerage firm or other nominee; or

•

Voting By Telephone or Internet. If you choose to vote by telephone or Internet, vote in accordance with instructions set forth on the voting instruction form provided to you by your bank, brokerage firm or other nominee.

Use of Proxies

Shareholders of record receive a Notice of Internet Availability or, if requested, paper copies of the proxy materials, including a proxy card, from the Company, whereas shareholders who beneficially own their shares through a bank or brokerage firm in “street name” will receive the Notice of Internet Availability or proxy materials, together with a voting instruction form, from the bank or broker. If you are a shareholder of record, and properly complete your proxy card and send it to the Company prior to the vote at the Annual Meeting, or submit your proxy electronically over the Internet or by telephone before voting closes, your shares will be voted as you have directed. If you sign and return the proxy card prior to the Annual Meeting but do not make specific choices, your shares will be voted in accordance with the recommendations of the Board of Directors: FOR the nominees for director, FOR the approval of the compensation of the named executive officers, as disclosed in this Proxy Statement, pursuant to an advisory vote on executive compensation, and FOR the ratification of EY as the Company’s independent registered public accounting firm for fiscal 2021. We do not know of any other matters to come before the Annual Meeting. If they do, proxy holders will vote the proxies according to their best judgment.

Shareholders who hold their shares in street name should refer to “Broker Non-Votes” below for information concerning the voting of their shares on any matter for which they do not provide voting instructions to their bank or broker, either by returning a completed, dated and signed voting instruction form in the envelope provided, or by telephone or Internet as provided elsewhere herein.

Quorum Requirement

We need a quorum of shareholders to hold a valid Annual Meeting. A quorum will be present if the holders of at least a majority of the outstanding Common Stock entitled to vote at the Annual Meeting either attend the Annual Meeting in person or are represented by proxy. Broker non-votes and votes withheld are counted as present for the purpose of establishing a quorum.

Vote Required for Action

Each director nominee will be elected if the votes cast “FOR” such nominee’s election exceed the votes cast “AGAINST” such nominee’s election at the Annual Meeting (with abstentions and broker non-votes not counted as votes cast either for or against such election). Proxies may not be voted for more than one director, and shareholders may not cumulate votes in the election of directors.

The advisory vote on executive compensation and the ratification of EY as our independent registered public accounting firm for fiscal 2021, and any other actions properly presented at the Annual Meeting are approved if the votes cast in favor of the action exceed the votes cast opposing the action.

Shares represented by proxies that are properly marked “ABSTAIN” will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Shares represented by proxies that abstain from voting on the advisory vote on executive compensation or the ratification of EY as our independent registered public accounting firm for fiscal 2021 will not have any effect on the outcome of those votes.

Broker Non-Votes

A broker non-vote occurs when banks or brokerage firms holding shares on behalf of a shareholder do not receive voting instructions from the beneficial owner of the shares by a specified date before the Annual Meeting and do not have discretionary authority to vote those undirected shares on specified matters under applicable stock exchange rules. The election of directors and the advisory vote related to named executive officer compensation are considered non-routine matters and broker discretionary voting on these matters is prohibited. As a result, if you are a beneficial owner, hold your shares in street name, and do not give your bank, broker or other nominee instructions on how to vote your shares with respect to the election of directors or the advisory vote on executive compensation, no votes will be cast on your behalf with respect to those proposals. In contrast, the ratification of auditors is a discretionary matter, so your bank, broker or nominee will be permitted to exercise discretionary authority to vote your shares with respect to the ratification of our selection of EY as our independent registered public accounting firm even if you do not give your bank, broker or other nominee instructions on how to vote your shares with respect to that proposal. Shares with respect to which brokers do not have authority to vote may still be counted in determining whether a quorum is present.

Because the Company has a majority voting standard for the election of directors, and the other proposals will be approved only if the votes cast in favor of the action exceed the votes cast opposing the action, broker non-votes will have no effect on the outcome of the vote on any of the proposals contained in this Proxy Statement.

Revoking a Proxy or Changing Your Vote

For Shares Held Directly in the Name of the Shareholder

If you hold your shares in registered form and not through a bank, brokerage firm or other nominee, you may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Submitting a later-dated proxy by mail or a later-dated vote by telephone or over the Internet;
•

Sending a written notice to the Corporate Secretary of Kirkland’s. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the Annual Meeting to:

Kirkland’s, Inc.
5310 Maryland Way
Brentwood, TN 37027
Attention:	Carter R. Todd
Vice President, General Counsel and Corporate Secretary

; or

•

Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. You must also vote your shares at the Annual Meeting in order to effectively revoke your previously delivered proxy.

For Shares Held Through a Bank, Brokerage Firm or Other Nominee

If you hold your shares through a bank, brokerage firm or other nominee, you may change your vote at any time by:

•	Submitting a later-dated voting instruction form by mail to your bank, brokerage firm or other nominee;
•

Submitting a later-dated vote by telephone or over the Internet in accordance with instructions set forth on the voting instruction form provided to you by your bank, brokerage firm or other nominee; or

•

Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your voting instructions to your bank, brokerage firm or other nominee. You must also vote your shares at the Annual Meeting in order to effectively revoke your previously delivered voting instructions. In order, however, to vote your shares at the Annual Meeting, you must obtain a legal proxy, executed in your favor, from your bank, brokerage firm or other nominee to be able to vote at the Annual Meeting.

II. THE PROPOSALS TO BE VOTED ON

Proposal 1 — Election of Class I Directors

Our Board of Directors consists of three classes of directors, which include two classes with three directors and one class with two directors. The term for each class is three years. Class terms expire on a rolling basis, so that, generally, only one class of directors is elected each year. Currently, there are eight incumbent directors, consisting of three Class I directors whose terms will expire at this Annual Meeting, three Class II directors whose terms will expire at the 2022 Annual Meeting and two Class III directors whose terms will expire at the 2023 Annual Meeting. One of our current Class I directors, Miles T. Kirkland (whose information is also provided below), intends to retire as a director and will not stand for re-election, effective as of the Annual Meeting.

The three nominees for Class I directors this year are Steven J. Collins, Ann E. Joyce and R. Wilson Orr, III. Ms. Joyce is a new nominee standing for election. Information about the nominees and the Board of Directors (including Mr. Kirkland who will not stand for re-election at the Annual Meeting) is contained in the section of this Proxy Statement entitled “Board of Directors and Executive Officers” on page 7.

The Board of Directors expects that each of the nominees will be able and willing to serve as directors. If any nominee is not available, the proxies may be voted for another person nominated by the Board of Directors to fill the vacancy, or the size of the Board of Directors may be reduced.

In any uncontested election, if a director fails to receive the number of votes required for re-election to the Board, such director is required under the Majority Voting Policy in the Company’s Corporate Governance Guidelines to tender his or her resignation as a director for consideration by the Company’s Governance and Nominating Committee and the Board of Directors. Under the Majority Voting Policy, the Governance and Nominating Committee will evaluate the circumstances of the failed election, taking into account those considerations set forth in the Majority Voting Policy, and will make a recommendation to the Board of Directors as to whether the Board of Directors should accept the director’s resignation or take such other action as the Governance and Nominating Committee may recommend. The Board of Directors will act on the Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind such decision within 90 days after certification of the election results.

The Board of Directors recommends a vote “FOR” the election of each of Steven J. Collins, Ann E. Joyce and R. Wilson Orr, III to the Board of Directors.

Proposal 2 — Advisory Vote Related to Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of strategic goals and the realization of increased shareholder value.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory and is therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends that you vote “FOR” this Proposal 2 to approve the compensation of the named executive officers as disclosed in this proxy statement.

Proposal 3 — Ratification of Independent Registered Public Accounting Firm

Our Audit Committee has selected EY as our independent registered public accounting firm to perform the audit of our consolidated financial statements for fiscal 2021. In deciding to engage EY, our Audit Committee noted that there were no auditor independence issues raised with EY.

Our Board of Directors recommends that the shareholders ratify the selection of EY as our independent registered public accounting firm for fiscal 2021. This appointment will be submitted to our shareholders for ratification at the Annual Meeting. The submission of the appointment of EY is required neither by law nor by our bylaws. Our Board of Directors is nevertheless submitting it to our shareholders to ascertain their views. If our shareholders do not ratify this appointment, the selection of another independent registered public accounting firm will be considered by our Audit Committee, but our Audit Committee may choose to retain EY as the Company’s independent registered public accounting firm. If EY shall decline to accept or become incapable of accepting its appointment, or if its appointment is otherwise discontinued, our Audit Committee will appoint another independent registered public accounting firm.

Our Audit Committee reviews audit and non-audit services performed by EY, as well as the fees charged by EY for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence. Additional information concerning the Audit Committee and its activities with EY can be found in the following sections of this proxy statement: “Information about the Board of Directors and Corporate Governance: Audit Committee,” on page 12, and “Audit Committee Report” on page 29. For additional information about EY see “Independent Registered Public Accounting Firm” on page 29 of this Proxy Statement.

The Board of Directors recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2021.

III. BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Nominees for Director

Class I — Term Expiring in 2024

Steven J. Collins

Principal Occupation: Managing Director of Exeter Capital.

Age: 52

Director Since: 2004

Mr. Collins has been a member of our Board since November 2004.  In 2019, Mr. Collins co-founded Exeter Capital, a private equity firm, and serves as a Managing Director.  Mr. Collins was a Managing Director at Advent International, a global private equity firm, from 2007 to 2017.  Mr. Collins joined Advent in 1995 and rejoined after graduate school in 2000.  Mr. Collins served as Kirkland’s Chief Financial Officer from January 1997 to February 1998 and Treasurer from January 1998 to December 1998.  Mr. Collins is a member of the board of directors of Party City Holdco Inc. (NYSE) and several privately-owned consumer businesses.  He was a member of the boards of publicly-traded Five Below, lululemon athletica, and Bojangles’ at various intervals over the past ten years.  Mr. Collins holds a B.A./B.S. from The Wharton School at the University of Pennsylvania and an M.B.A. from Harvard Business School.  Mr. Collins’ experience serving as a board member of various public and private companies and significant experience in the retail and consumer sectors, led to the conclusion that he should serve as a director of our Company.

Ann E. Joyce

Principal Occupation: Former Chief Operations Officer and Chief Information Officer of Chico’s FAS, Inc.

Age: 56

New Nominee Standing for Election

Ms. Joyce served as Chief Operations Officer and Chief Information Officer of Chico’s FAS, Inc., a publicly traded clothing retailer, positions she held from 2015 until May 2020.  Prior to joining Chico’s, Ms. Joyce served as Senior Vice President and Chief Information Officer of Aeropostale, a retailer of casual youth apparel and accessories, from 2003 to 2015.  Before her time with Aeropostale, Ms. Joyce was the Vice President of Global Applications for Polo Ralph Lauren and prior to that she was Director of Strategic Systems for Garan, Inc., a privately-owned manufacturer of casual clothing.  Ms. Joyce is a former retail industry executive who brings to our Board of Directors years of experience with information technology and global supply chain systems.  Her experience as Chief Operations Officer of a large retailer, together with her background in information technology, will assist the Company as it further evolves into an omnichannel retailer.

R. Wilson Orr, III

Principal Occupation: Chair of the Board of Directors, Managing Partner of SSM Partners, a private equity investment firm, and a principal of SSM Corporation.

Age: 58

Director Since: 1996

Mr. Orr has been Chair of our Board of Directors since March 2006. Since 1993, Mr. Orr has been a Managing Partner of SSM Partners, a private equity investment firm focused on growth equity investments. He joined SSM Partners in 1988 as a Vice President after working at Chemical Bank in corporate finance from 1984 to 1988. Mr. Orr received a B.S. degree from Vanderbilt University. Mr. Orr brings significant experience to our Board of Directors having served and continuing to serve on numerous other boards of numerous privately-held businesses and assisting management with a full range of responsibilities including long-term strategic planning.

Directors Continuing in Office

Class II — Term Expiring in 2022

Susan S. Lanigan

Principal Occupation: Former Executive Vice President and General Counsel of Chico’s FAS, Inc.

Age: 58

Director Since: 2016

Ms. Lanigan most recently served as Executive Vice President and General Counsel of Chico’s FAS, Inc., a publicly traded clothing retailer, a position she held from May of 2016 until July of 2018. She currently serves as the Chair of the Tennessee Education Lottery Commission, a position to which she was appointed by the Governor of the State of Tennessee in 2014. Ms. Lanigan joined Dollar General Corporation in 2002 as Vice President, General Counsel and Secretary, and in 2005 she was promoted to Executive Vice President. She retired from Dollar General in 2013. Prior to joining Dollar General, Ms. Lanigan served as Senior Vice President, General Counsel and Secretary at Zale Corporation, a specialty retailer of fine jewelry. Prior to her time at Zale, Ms. Lanigan held legal positions with Turner Broadcasting System, Inc., and the law firm of Troutman Sanders LLP. Ms. Lanigan is a director of Simmons First National Corporation, a publicly traded bank holding company, and Vi-Jon, LLC, a private, employee-owned manufacturer of branded and private label personal care products. Ms. Lanigan is a former retail industry executive who brings to our Board of Directors years of public-company management and legal experience. Her experience as General Counsel of three different public companies in the retail industry assists the Company with corporate governance issues.

Charlie Pleas, III

Principal Occupation: Senior Vice President and Controller of AutoZone, Inc.

Age: 56

Director Since: 2016

Mr. Pleas was elected Senior Vice President and Controller of AutoZone, Inc., a retailer of automotive parts and accessories, during 2007. Prior to that, he was Vice President and Controller since 2003. Previously, he was Vice President - Accounting since 2000, and Director of General Accounting since 1996. Prior to joining AutoZone, Mr. Pleas was a Division Controller with Malone & Hyde, one of the Fleming Companies, Inc. where he served in various capacities since 1988. Mr. Pleas worked with Ernst & Young LLP prior to joining Malone & Hyde, and he received his BBA in accounting from Delta State University. Mr. Pleas is a retail industry executive who brings to our Board of Directors years of financial and public-company management experience. He is also an audit committee financial expert based on his role as Controller of AutoZone and his experience preparing and evaluating the financial statements of a large publicly traded company.

Steven C. Woodward

Principal Occupation: President and Chief Executive Officer of the Company.

Age: 64

Director Since: 2018

Mr. Woodward was appointed Chief Executive Officer of the Company in October 2018 and added the title of President in January 2020. Prior to joining Kirkland’s, Inc. and since 2015, Mr. Woodward served as the President and Chief Merchandising Officer of the global home furnishings retailer Crate and Barrel, where he was responsible for all aspects of merchandising for the global omni-channel home furnishings retailer. From 2007 to 2015, Mr. Woodward was Senior Vice President of Licensed Watches and Jewelry for Fossil, where he was head of the Michael Kors watch and jewelry business. Before joining Fossil, Mr. Woodward held several key executive roles in the home furnishings industry, including Executive Vice President and General Merchandise Manager of The Bombay Company, Chief Executive Officer of Illuminations and Vice President of Pier 1 Imports. Mr. Woodward’s day-to-day leadership as Chief Executive Officer, as well as his many years of experience in the retail industry, provide him with deep knowledge of the Company’s operations and give him unique insights into the challenges and opportunities the Company faces.

Class III — Term Expiring in 2023

Jeffery C. Owen

Principal Occupation: Chief Operating Officer for Dollar General Corporation.

Age: 51

Director Since: 2015

Mr. Owen rejoined Dollar General, the nation’s largest small box retailer of discount consumable basic merchandise, in June of 2015 as Executive Vice President of Store Operations, and in August 2019 he was promoted to Chief Operating Officer. Prior to his departure from Dollar General in 2014, Mr. Owen had spent over 20 years with Dollar General. At the time of his departure, he had served as the Senior Vice President, Operations from 2011 to 2014, and prior to that time he was Vice President, Operations for Dollar General from 2006 to 2011. Mr. Owen received his undergraduate degree and M.B.A. from Vanderbilt University. Mr. Owen is a retail industry executive who brings to our Board of Directors years of operations and public-company management experience.

Chris L. Shimojima

Principal Occupation:  Founder and President of C5 Advisory, a privately-owned management advisory firm.

Age:  65

Director Since:  2018

Mr. Shimojima is the Founder and President of C5 Advisory, a privately-owned management advisory firm focused on helping its business clients with the challenges of e-commerce business, a position he has held since 2017. In 2018, Mr. Shimojima co-founded a SaaS-based data analytics company, Daasity, that helps omni-channel retailers harness data to make better decisions. From 2012 to 2015, Mr. Shimojima served as the Chief Executive Officer of Provide Commerce, Inc., which operated a portfolio of online specialty retailers best known for ProFlowers, Shari’s Berries, Red Envelope and Gifts.com. Provide Commerce was acquired by FTD Companies in 2015. From 2006 to

2012, Mr. Shimojima served as Vice President of Global E-commerce at Nike, Inc. Prior to Nike, Inc., he held various marketing and business positions for Sears Holding Company, Prudential Financial, kozmo.com, AT&T and Pepsi-Cola Company. Mr. Shimojima previously served as a director of XOOM Corp., a publicly traded company, until it was acquired by PayPal, Inc. in 2015. Mr. Shimojima received a B.A. degree from the University of Colorado and an M.B.A. from the University of Chicago. Mr. Shimojima’s previous experience with e-commerce and digital business at various retailers provides him with a unique perspective on the challenges and opportunities faced by our e-commerce business segment. Mr. Shimojima also has considerable expertise in the specialty retail industry as a result of his service as a management consultant.

Incumbent Director Not Standing for Re-Election

Miles T. Kirkland

Principal Occupation: Senior Vice President and Portfolio Manager for Truxton Trust, a private bank and wealth management services company.

Age: 49

Director Since: 2008

Mr. Kirkland is Senior Vice President and Portfolio Manager for Truxton Trust, a private bank and wealth management services company based in Nashville, TN. From 2010 until April 2013, Mr. Kirkland was a Principal with Mastrapasqua Asset Management, a private asset management firm, where he previously served as a Senior Research Analyst and Associate Portfolio Manager from 2007 to 2010. He joined Mastrapasqua Asset Management in 2000 as a Research Analyst. Before joining Mastrapasqua, he spent three years working with Kirkland’s in store operations. He received a B.A. in English from The University of the South in 1994 and an M.B.A. from Vanderbilt University Owen Graduate School of Management in 2000. Mr. Kirkland is also a CFA Charterholder. Mr. Kirkland brings to our Board of Directors his experience as an employee of Kirkland’s (in store operations), as well as his general business experience, which enable him to accurately assess our performance and advise on new strategies.

No family relationships exist among any of the above-listed directors or director nominees, and there are no arrangements or understandings between any of the above-listed directors or director nominees and any other person pursuant to which they serve as a director.

Information about our Executive Officers

Information concerning the Company’s executive officers appears in our Form 10-K filed with the SEC on March 26, 2021, located in Part I, Item I under the caption “Information about our Executive Officers.”

IV. INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

Our business is managed under the direction of our Board of Directors. The Board of Directors delegates the conduct of the business to our senior management team. The Board of Directors of the Company is led by a Chair of the Board and chairs of the various committees of the Board of Directors. The Company has determined that it is appropriate for the Chair of the Board of Directors to be an independent director, so that the same person does not fill the roles of chair and chief executive officer. While such a dual role is permitted, the Company desires to establish a measure of board independence by appointing an independent director to serve as Chair of the Board of Directors. If the CEO or another insider ever serves as Chair of the Board of Directors in the future, we would anticipate that a Lead Independent Director, elected by the independent directors, would preside over executive sessions of the independent directors. In addition to preserving the independence of the Board of Directors as a whole, each of the committees of the Board of Directors is chaired by and comprised of only independent directors, in accordance with the applicable listing standards of The NASDAQ Stock Market, LLC (“Nasdaq”). The Board of Directors believes its current structure and operation, as described herein, properly safeguards the independence of the Board of Directors.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to its directors, officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. This Code of Business Conduct and Ethics may be found on the Company’s investor website at www.kirklands.com under “Investor and Media Relations – Corporate Governance – Governance.”

Board Independence

Consistent with the Nasdaq listing standards and the regulations promulgated by the SEC, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. After review of all relevant transactions and relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors affirmatively has determined that the following directors, constituting a majority of the Company’s directors, are independent directors within the meaning of the applicable Nasdaq listing standards: Steven J. Collins, R. Wilson Orr, III, Miles T. Kirkland, Susan S. Lanigan, Charlie Pleas, III, Jeffery C. Owen and Chris L. Shimojima. The Board of Directors has also determined that the one new nominee to the Board, Ann E. Joyce, will be an independent director within the meaning of the applicable Nasdaq listing standards, if elected. The Company’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Board Diversity and Refreshment

Our Board is committed to building a Board with diverse experiences and backgrounds. In December of 2016, the Board amended its non-management director retirement policy which led to the retirement of the Company’s founder Carl Kirkland.  At the same time, the Board expressed its commitment to actively seek women and minority candidates for the pool from which board candidates are chosen.  As part of our ongoing commitment to creating a balanced Board with diverse viewpoints and significant retail experience, we regularly add new directors to infuse new ideas and fresh perspectives in the boardroom. Our directors reflect diverse perspectives, including a complementary mix of skills, experience, and backgrounds that we believe are essential to our Board’s ability to represent the interests of our shareholders.  In the last five years, five new independent directors have been elected or appointed to the Board.  If each director nominee is elected to the Board at the Annual Meeting, half of the Company’s Board will be diverse based on directors’ gender, race, ethnicity and/or nationality.

Board of Directors and Committee Meetings

During fiscal 2020, the Board of Directors held six regular meetings. All directors attended at least 75% of the meetings of the Board of Directors and all committees of the Board of Directors on which they served. While the Company encourages all members of the Board of Directors to attend annual meetings of the Company’s shareholders, there is no formal policy as to their attendance. All of the then-current members of the Board of Directors attended the 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”). All of the members of the Board of Directors are expected to attend the Annual Meeting unless an emergency prevents them from doing so.

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee.

Audit Committee

The Board of Directors has adopted a written charter that outlines the duties of the Audit Committee. A copy of this charter is available on the Company’s investor website at www.kirklands.com under “Investor and Media Relations – Corporate Governance – Committees.” The principal duties of the Audit Committee, among other things, are to:

•	review and reassess the adequacy of the Audit Committee and its charter not less than annually and recommend any proposed changes to the Board of Directors for consideration and approval;
•

review with management and the Company’s independent public accountants the Company’s audited financial statements and related footnotes, and the clarity of the disclosures in the financial statements;

•	meet periodically with management and the Company’s independent public accountants to review the Company’s major financial risk exposures and the steps taken to monitor and control such exposures;
•	review and discuss quarterly reports from the Company’s independent public accountants regarding all critical accounting policies and practices to be used;
•

obtain from the Company’s independent public accountants their recommendation regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and the correction of controls deemed to be deficient;

•	pre-approve all auditing services and permitted non-audit services (including the fees for such services and terms thereof) to be performed for the Company by its independent public accountants;
•

adopt procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	establish, review and update policies for approving related party transactions and monitor implementation of such policies; and
•	review and approve any transactions between the Company and related parties.

Members: Mr. Pleas (Chair), Mr. Kirkland, Mr. Orr and Mr. Shimojima. All of the members of the Audit Committee are “independent” as defined by the applicable rules and regulations of Nasdaq and the SEC.

The Board of Directors has determined that the Audit Committee Chair Charlie Pleas, III is an “audit committee financial expert” as that term is defined in the SEC’s rules and regulations. The Board of Directors also believes that each of the members of the Audit Committee has demonstrated that he is able to read and understand fundamental financial statements, including the Company’s balance sheets, statements of operations and statements of cash flows.

Number of Meetings in fiscal 2020: 9

Compensation Committee

The Board of Directors has adopted a written charter that outlines the duties of the Compensation Committee. A copy of this charter is available on the Company’s investor website at www.kirklands.com under “Investor and Media Relations – Corporate Governance – Committees.” Under the terms of its charter, the Compensation Committee is directly responsible for establishing compensation policies for our executive officers. The principal duties of the Compensation Committee, among other things, are to:

•

review and recommend to the Board of Directors the annual salary, bonus, stock compensation and other benefits, direct and indirect, of the Company’s executive officers, including the Chief Executive Officer and Chief Financial Officer;

•	review and provide recommendations to the Company regarding compensation and bonus levels of other members of senior management;
•	review and recommend to the Board of Directors new executive compensation programs;
•	grant awards under our equity incentive plans and establish the terms thereof;
•	review and recommend to the Board of Directors the terms of any employment agreement executed by the Company with an executive officer of the Company;
•	review and recommend to the Board of Directors the appropriate structure and amount of compensation for the Directors;
•	oversee all matters relating to the outcome of shareholder advisory votes on executive compensation, including recommending the frequency of such advisory votes to the Board of Directors;
•

oversee the appropriate Committee response to a say-on-pay vote that does not achieve the required vote and, based on such result, determine if any compensation arrangement subject to such advisory voting should be modified;

•	review and approve material changes in the Company’s employee benefit plans; and
•	where applicable, employ a compensation consultant that reports directly to the committee to assist in the evaluation of our executive compensation programs.

Members: Ms. Lanigan (Chair), Mr. Owen, Mr. Collins and Mr. Shimojima. All of the members of the Compensation Committee are “independent” as defined by the applicable rules and regulations of Nasdaq and the SEC.

Number of Meetings in fiscal 2020: 5

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised entirely of the following independent directors: Susan S. Lanigan (Chair), Steven J. Collins, Jeffery C. Owen and Chris L. Shimojima. Mr. Collins previously served as the Company’s Chief Financial Officer from 1997 to 1998. Except as described in the preceding sentence, no member of our current Compensation Committee is or has been one of our officers or employees or has had any relationship requiring disclosure under the SEC rules. In addition, during fiscal 2020, none of our executive officers served as any of the following:

•

a member of the compensation committee (or other board committee performing similar functions, or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the Compensation Committee;

•	a director of another corporation, one of whose executive officers served on the Compensation Committee; or
•

a member of the compensation committee (or other board committee performing similar functions, or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served as one of our directors.

Governance and Nominating Committee

The Board of Directors has adopted a written charter that outlines the duties of the Governance and Nominating Committee. A copy of this charter is available on the Company’s investor website at www.kirklands.com under “Investor and Media Relations – Corporate Governance – Committees.” The principal duties of the Governance and Nominating Committee, among other things, are to:

•

review and make recommendations on the range of skills and expertise which should be represented on the Board of Directors, and the eligibility criteria for individual Board of Directors and committee membership;

•	identify and recommend potential candidates for election or re-election to the Board of Directors;
•	implement a policy and procedures with regard to the consideration of any director candidates recommended by security holders; and
•	review and recommend to the Board of Directors the appropriate structure of Board of Directors committees, committee assignments and the position of chair of each committee.

Members: Mr. Orr (Chair), Mr. Collins, Ms. Lanigan and Mr. Kirkland. All of the members of the Governance and Nominating Committee are “independent” as defined by the applicable rules and regulations of Nasdaq and the SEC.

Number of Meetings in fiscal 2020: 4

Director Nomination Process

The Governance and Nominating Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its shareholders. The Governance and Nominating Committee will consider nominees for election to the Board of Directors that are recommended by shareholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations. Such recommendations should be submitted in compliance with the procedures outlined on page 31 under the heading “Shareholder Proposals for the 2022 Annual Meeting.”

While the Governance and Nominating Committee does not have a specific diversity policy relating to the composition of the Board of Directors, the Board of Directors does value diversity. The Board of Directors considers a number of diversity factors in evaluating director candidates including, without limitation, professional experience, education, race, gender and national origin, but does not assign any particular weight or priority to any particular factors. Instead, the Board of Directors considers each individual candidate in the context of the current perceived needs of the Board of Directors as a whole.

In identifying prospective director candidates, the Governance and Nominating Committee may seek referrals from other members of the Board of Directors, management, shareholders and other sources. The Governance and Nominating Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Governance and Nominating Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Governance and Nominating Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board of Directors’ effectiveness.

In connection with its annual recommendation of a slate of nominees, the Governance and Nominating Committee may also assess the contributions of those directors recommended for re-election in the context of the Board of Directors’ evaluation process and other perceived needs of the Board of Directors.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, our Board of Directors focuses primarily on the information discussed in each director’s biographical information set forth in the section “Board of Directors” of this Proxy Statement. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing their skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business endeavors, which further qualify them for service as members of the Board of Directors.

In 2020, our Board Chairman recommended Ann. E. Joyce as a potential director nominee. The Governance and Nominating Committee then interviewed Ms. Joyce, reviewed her qualifications and expertise and ultimately recommended to the full Board of Directors that Ms. Joyce become a nominee for director.

New directors participate in an orientation program that includes discussions with senior management, a store visit, and their review of background materials on our strategic plan, organization and financial statements. We encourage each director to participate in continuing educational programs that are important to maintaining a director’s level of expertise to perform his or her responsibilities as a Board member.

In 2021, the Governance and Nominating Committee recommended three Class I nominees to the Board for election at the Annual Meeting. The current size of the Board of Directors is set at eight members.

Corporate Governance Guidelines and Director Retirement Policy

Our Board of Directors follows a set of Corporate Governance Guidelines which governs the conduct of our Board. These Guidelines include a non-management director retirement policy, which requires any director who reaches the age of 70 to retire effective as of the date of the next annual meeting of shareholders. Our Corporate Governance Guidelines are posted on our investor website at www.kirklands.com under “Investor and Media Relations – Corporate Governance – Governance,” and we will provide a copy of the Guidelines (or any of our other corporate governance documents) to any shareholder or other person upon receipt of a written request addressed to the Corporate Secretary of Kirkland’s at 5310 Maryland Way, Brentwood, TN 37027.

Board of Directors Role in Risk Oversight

The Board of Directors takes an active role in risk oversight. The Board of Directors exercises its risk oversight function through the full Board of Directors and each of its committees. The Audit Committee of the Board of Directors takes an active risk oversight role by meeting with the Company’s senior management team on a regular basis and reviewing and approving key risk policies and risk tolerances. The Audit Committee is responsible for ensuring that the Company has in place a process for identifying, prioritizing, managing, and monitoring its critical risks. Furthermore, the Board of Directors, with input from the Audit Committee, regularly evaluates our management infrastructure, including personnel competencies and technologies and communications, to ensure that key risks are being properly evaluated and managed. Finally, the Compensation Committee of the Board of Directors reviews any risks associated with the Company’s compensation practices. In the Compensation Committee’s view, our compensation policies do not encourage risk-taking, in part because the compensation packages are weighted towards long-term vesting equity as opposed to cash or immediately vested equity awards.

Board of Directors Compensation

Retainer and Fees for Employee Directors

Any director who is also one of our employees does not receive any additional compensation for his or her service as a director of Kirkland’s. The compensation of Steven C. Woodward, our President and Chief Executive Officer and a member of our Board of Directors, is discussed on page 19 under the heading “VI. Executive Compensation.”

Retainer and Fees for Non-employee Directors

The Compensation Committee has approved the following compensation for non-employee directors for their service:

Director Cash Compensation. Each non-employee director is paid an annual retainer of $55,000 and our non-employee Chair of the Board of Directors receives an additional annual retainer of $55,000.

Committee Cash Compensation. Each non-employee director who is a member of our Audit Committee is paid an annual retainer of $10,000, and the Chair of the Audit Committee receives an annual retainer of $20,000. Each non-employee director who is a member of our Compensation Committee receives an annual retainer of $7,500, and the Chair of the Compensation Committee is paid an annual retainer of $15,000. Each non-employee director who is a member of the Governance and Nominating Committee is paid an annual retainer of $7,500, and the Chair of the Governance and Nominating Committee receives an annual retainer of $15,000.

Board of Directors Forgo First Quarter Fiscal 2020 Cash Compensation. Due to the novel coronavirus (“COVID-19”) pandemic, the non-employee directors elected to forgo their quarterly cash director and committee retainers for the first quarter of fiscal 2020.

Equity Compensation. At the 2020 Annual Meeting, each person serving as a non-employee director received 10,000 restricted stock units (“RSUs”). At the 2021 Annual Meeting, each person serving as a non-employee director will receive an RSU grant with a fair market value of approximately $70,000. The RSUs vest one year from the date of grant (or on a pro-rata basis relative to the termination date if the director’s service with the Company terminates prior to the one-year anniversary of the grant date). In the event of a change in control of the Company (a “Change in Control”), as defined in the Company’s Amended and Restated 2002 Equity Incentive Plan, the Company reserves the right to substitute cash or other substitute consideration for the right to receive shares subject to any unvested RSU grant; provided that at the time of that Change in Control, such substitute consideration has a value (as reasonably determined by the Board of Directors) equal to the then-current fair market value of the shares subject to such unvested RSUs; and provided further that such substitute consideration vests and becomes payable on the same basis as provided in the award agreement with respect to such RSUs and the shares subject thereto (or on such accelerated basis as may then be determined by the Board of Directors, in its discretion).

Director Compensation Table

The following table provides information about all compensation earned by our non-employee directors who served on our Board of Directors during fiscal 2020:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Steven J. Collins	$52,500	$23,800	$76,300
Miles T. Kirkland	51,875	23,800	75,675
Susan S. Lanigan	58,125	23,800	81,925
R. Wilson Orr, III	101,250	23,800	125,050
Jeffery C. Owen	49,375	23,800	73,175
Charlie Pleas, III	56,250	23,800	80,050
Chris L. Shimojima	51,875	23,800	75,675

(1)

As a part of our Board of Directors compensation package, each non-employee member of the Board of Directors was granted 10,000 RSUs on June 24, 2020. The RSUs will vest one year from the date of grant (or will vest on a pro-rata basis relative to the termination date if the director’s service to the Company terminates prior to the one-year anniversary of the grant date). The amounts in the column titled “Stock Awards” reflect the grant date fair values of awards made during fiscal 2020 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation— Stock Compensation (“FASB ASC Topic 718”).

The following table shows, as of January 30, 2021, the number of all unvested RSUs held by non-employee directors:

Name	Number of RSUs
Steven J. Collins	10,000
Miles T. Kirkland	10,000
Susan S. Lanigan	10,000
R. Wilson Orr, III	10,000
Jeffery C. Owen	10,000
Charlie Pleas, III	10,000
Chris. L. Shimojima	10,000

Communications with Members of the Board of Directors

Pursuant to the policy of the Board of Directors, all communications directed to the Board of Directors will be delivered to the Board of Directors. Any party interested in communicating directly with the Board of Directors may contact the Board of Directors by writing to them c/o Kirkland’s, Inc., 5310 Maryland Way, Brentwood, TN, 37027, Attention: Carter R. Todd.

V. SECURITY OWNERSHIP OF KIRKLAND’S

Security Ownership of Certain Beneficial Owners and Management

The following table shows, as of April 26, 2021 (except as set forth below), the number of shares of Common Stock beneficially owned by:

•	each beneficial owner of more than five percent of our outstanding Common Stock;
•	each of our directors and director nominee;
•	each of our named executive officers listed in the Summary Compensation Table on page 19 (collectively, the “NEOs” or “named executive officers”); and
•	all of our directors and executive officers as a group.

Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares listed as beneficially owned by them. Unless otherwise noted, the address for each person listed is c/o Kirkland’s, Inc., 5310 Maryland Way, Brentwood, TN 37027.

	Shares Beneficially Owned
Name	Number	Percent
Steven C. Woodward, NEO and Director	151,274	1.1%
Nicole A. Strain, NEO (1)	27,927	*
Jeffrey T. Martin, NEO	—	*
Steven J. Collins, Director (2)	113,224	*
Miles T. Kirkland, Director (3)	125,817	*
Susan S. Lanigan, Director (4)	66,434	*
R. Wilson Orr, III, Director (5)	69,434	*
Jeffery C. Owen, Director (6)	56,434	*
Charlie Pleas, III, Director (7)	140,434	1.0%
Chris L. Shimojima, Director (8)	48,434	*
Ann E. Joyce, Director Nominee	—	*
Renaissance Technologies LLC (9) 800 Third Avenue New York, NY 10022	1,169,400	8.2%
Osmium Partners, LLC (10) 300 Drakes Landing Road, Suite 172 Greenbrae, CA 94904	1,297,670	9.1%
All executive officers and directors as a group (10 persons)(11)	799,412	5.6%

*	Less than one percent of class
(1)	Includes 2,250 RSUs held by Ms. Strain that will vest in June 2021.
(2)	Includes 10,000 RSUs held by Mr. Collins that will vest in June 2021.
(3)	Includes 10,000 RSUs held by Mr. Kirkland that will vest in June 2021.
(4)	Includes 10,000 RSUs held by Ms. Lanigan that will vest in June 2021.
(5)	Includes 10,000 RSUs held by Mr. Orr that will vest in June 2021.
(6)	Includes 10,000 RSUs held by Mr. Owen that will vest in June 2021.
(7)	Includes 10,000 RSUs held by Mr. Pleas that will vest in June 2021.
(8)	Includes 10,000 RSUs held by Mr. Shimojima that will vest in June 2021.
(9)	Obtained from Schedule SC 13G/A filed on February 11, 2021. Includes 1,169,400 shares to which Renaissance Technologies LLC has sole voting power and investment power.
(10)

Obtained from Schedule 13F filed on February, 16, 2021.  Includes 105,531 shares to which Osmium Partners, LLC, has sole voting and investment power and 1,192,139 shares to which Osmium Partners, LLC has shared voting and investment power.

(11)	Includes 72,250 RSUs that will vest in June 2021.

VI. EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information about all compensation awarded to or earned by the named executive officers in the year ending February 1, 2020 (“fiscal 2019”) and fiscal 2020:

Name and Principal Position	Year(1)	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
Steven C. Woodward	2020	689,231	218,750	274,548	—	1,050,000	9,140	2,241,669
President and Chief	2019	700,000	—	437,504	452,206	—	9,872	1,599,582
Executive Officer

Nicole A. Strain	2020	354,461	67,500	84,715	—	324,000	20,771	851,447
Executive Vice President and Chief	2019	326,327	50,000	68,751	71,062	—	21,708	537,848
Financial Officer

Jeffrey T. Martin (4)	2020	344,615	43,750	54,910	—	262,500	12,589	718,364
Senior Vice President of	2019	175,000	—	70,000	70,000	—	168,764	483,764
Omni-Channel Retail

(1)

Our fiscal year is comprised of the 52 or 53-week period ending on the Saturday closest to January 31 of each year. Accordingly, fiscal 2020 represented the 52 weeks ended on January 30, 2021 and fiscal 2019 represented the 52 weeks ended on February 1, 2020.

(2)	In fiscal 2020, each named executive officer elected to reduce their base salary by 20% in response to the COVID-19 pandemic for two bi-weekly pay periods.
(3)

On June 23, 2020, the Compensation Committee approved cash bonuses to certain senior officers including the named executive officers. The bonuses are intended to take the place of a portion of the equity awards that were not made to these officers during the time the Company’s stores were closed during the COVID-19 pandemic. The Compensation Committee awarded the bonuses with the understanding that the net after tax amount of the bonuses would be promptly used by these officers to purchase Company shares in the open market.

(4)

These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation. For additional information about the valuation assumptions with respect to equity awards, refer to Note 6 of the financial statements of Kirkland’s, Inc. in its Form 10-K for the year ended January 30, 2021, as filed with the SEC on March 26, 2021.

(5)	Other compensation consists of company benefits and other perquisites. The “All Other Compensation” table below further details these items.
(6)	Mr. Martin joined the Company on August 5, 2019 as Vice President of Transformation. On January 16, 2020, Mr. Martin was promoted to Senior Vice President of Omni-Channel Retail.

Narrative Disclosure to Summary Compensation Table

Compensation Philosophy

The key objective of the Company’s compensation programs is to attract and retain highly qualified key executives. Once executives have joined the Company, the compensation programs must provide the appropriate level of incentives in the form of cash and equity to maintain a high level of competitiveness and thereby retain key managers. The Company offers its executives a combination of base salary, cash bonus incentives and equity-based compensation in the form of stock options and RSUs. The Company believes these incentive programs align with its overall goal of maximizing its long-term financial results and shareholder value.

The Compensation Committee believes that a significant portion of total compensation for Company executives should be allocated to equity incentives that align pay with shareholder value. In addition, cash bonuses are available to reward executives for achieving company performance goals and individual goals that contribute to increasing the value of the Company.

Base Salary

The Company provides its named executive officers with base salaries to compensate them for services rendered during the year. The Compensation Committee believes that competitive salaries must be paid in order to attract and retain high-quality executives. The Compensation Committee annually reviews the base salary for executive officers and makes adjustments to individual base salary rates when necessary or otherwise appropriate.

Among other things, individual base salary adjustments take into account individual performance contributions for the year, as well as sustained performance contributions over a number of years, significant changes in responsibilities, if any, and cost of living adjustments. The assessment of individual performance is subjective and is not intended to correlate to specific corporate performance measures. The Compensation Committee’s decisions regarding fiscal 2021 salary increases are reflected below:

	Base Salary Rate (1)
Executive Officer	Fiscal 2020	Fiscal 2021
Steven C. Woodward—President and Chief Executive Officer	$700,000	$750,000
Nicole A. Strain—Executive Vice President and Chief Financial Officer	$360,000	$400,000
Jeffrey T. Martin—Senior Vice President of Omni-Channel Retail	$350,000	$375,000

(1)

The amounts shown above reflect each named executive officer’s base salary rate following merit based increases as determined by the Compensation Committee in its discretion. In fiscal 2020, each named executive officer elected to reduce their base salary by 20% in response to the COVID-19 pandemic for two bi-weekly pay periods.

Bonuses

On March 29, 2019, the Company entered into a retention agreement with Ms. Strain, pursuant to which she received a $25,000 retention bonus for remaining with the Company through July 1, 2019, and an additional $25,000 retention bonus for remaining with the Company through January 1, 2020. These cash bonuses are included in the “Bonus” column in fiscal 2019.

On June 23, 2020, the Compensation Committee approved cash bonuses to certain senior officers including the named executive officers. The bonuses are intended to take the place of a portion of the equity awards that were not made to these officers during the time the Company’s stores were closed during the COVID-19 pandemic. The Compensation Committee awarded the bonuses with the understanding that the net after tax amount of the bonuses would be promptly used by these officers to purchase Company shares in the open market. These cash bonuses are included in the “Bonus” column in fiscal 2020.

Equity Based Incentives

Equity awards are generally made to named executive officers upon hire. Thereafter, awards are generally made annually, at the discretion of the Compensation Committee, as part of the Compensation Committee’s annual compensation evaluation process. Equity awards may also be made in special circumstances (for example, to recognize a promotion or achieve a particular retention objective), at the discretion of the Compensation Committee, but these situations are rare.

The Compensation Committee, in its discretion, evaluates potential equity awards primarily based on the number of shares to be allocated in relation to the number of shares outstanding, with additional consideration given to the value of the award in relation to the named executive officer’s total compensation. The Compensation Committee continually evaluates the type of equity award that is appropriate at the given time in response to changing business conditions with a goal of providing the type of equity award most appropriate to provide the right balance between retention and incentive to build long-term shareholder value. Equity awards have vesting requirements and terms that are similar among the recipients of the awards, providing incentives for employees to stay with the Company and work together to achieve common goals. Historically, stock option and RSU awards have been granted annually to employees and vest 25% annually on the anniversary of the grant date over four years to encourage retention of executive officers. However, due to the low stock price and reduced grant value at the time of grant in fiscal 2020, the RSU awards granted to our named executive officers in fiscal 2020 will vest 100% on the second anniversary of the date of grant, and no stock options were granted to our named executive officers during fiscal 2020.

The exercise price of each stock option award is based on the closing price of our Common Stock on the date of the grant (if not a business day, the immediately preceding business day). For newly hired employees receiving stock options, the grant of such award occurs on the later of the first day of employment or upon Compensation Committee approval, with the exercise price being based upon the closing price of our Common Stock on such date.

On August 5, 2019, in connection with Mr. Martin joining the Company as Vice President of Transformation, the Compensation Committee granted stock options with respect to 74,468 shares and 42,424 RSUs to Mr. Martin.

On January 29, 2020, the Company entered into stock option cancellation agreements with certain members of its management team including Mr. Woodward and Ms. Strain to which each individual surrendered and canceled certain previously granted stock options in order to make additional shares available under the Company’s Amended and Restated 2002 Equity Incentive Plan for future equity awards. The number of stock options canceled for Mr. Woodward was 122,549 at an exercise price of $7.14 and 37,258 for Ms. Strain at exercise prices ranging from $7.14 to $12.54.

On March 25, 2020, in connection with the Compensation Committee’s annual compensation evaluation process, the Compensation Committee made the following annual equity awards to our named executive officers: (a) Mr. Woodward was granted 336,538 RSUs (b) Ms. Strain was granted 103,843 RSUs and (c) Mr. Martin was granted 67,308 RSUs. These RSUs will vest 100% on the second anniversary of the date of grant. The size of these equity awards was determined by the Compensation Committee after a review of fiscal 2019 performance and taking into consideration the grantees’ other compensation, the value of our shares on the date of grant and the Compensation Committee’s subjective judgment regarding the size of award necessary to strongly encourage both the retention of the grantees and their continued efforts on our behalf while managing the dilutive impact of the awards. No stock options were granted to our named executive officers during fiscal 2020.

Non-Equity Incentive Plan Compensation

The Company’s cash bonus program compensation is provided under the Company’s Amended and Restated 2002 Equity Incentive Plan and has been designed to provide a short-term incentive to our executives based upon predetermined performance goals for the Company and each individual executive. The Compensation Committee determines the amount of the target bonus annually for each executive expressed as a percentage of base salary.

For fiscal 2020, the target bonus for the named executive officers were: 100% of base salary for Mr. Woodward; 60% of base salary for Ms. Strain; and 50% of base salary for Mr. Martin. Bonuses under this program for Mr. Woodward, Ms. Strain, and Mr. Martin were based entirely on the Company performance goals described below.

Company performance is measured based solely upon the achievement of a specified level of earnings before adjustments for interest and taxes (“EBIT”) for the relevant fiscal year as determined based upon our annual budget as approved by the Board of Directors at the beginning of such fiscal year. The reliance on EBIT is driven by the Compensation Committee’s belief in using a metric that is more closely aligned to bottom line earnings and that provides a measure of asset productivity by including depreciation and amortization in the measurement of performance.

For fiscal 2020, the Company performance goal was structured such that, for named executive officers, 100% payout of the applicable target bonus is attained upon achieving 100% of the Company EBIT goal, with the lower threshold bonus (50% of target payout) attained upon achievement of 75% of the EBIT goal and the higher threshold

(150% of target payout) attained upon achievement of 150% of the EBIT goal with linear interpolation used to determine payouts between these levels of EBIT performance.

Calculation of the performance bonus earned by each named executive officer is based on the Company’s final audited financial statements. The Compensation Committee reserves the right to adjust the Company performance target for extraordinary and non-recurring events after it has been established; however, it has not done so during fiscal 2019 or fiscal 2020.

As discussed above, the non-equity incentive plan compensation of our named executive officers during fiscal 2020 was based entirely on the achievement of Company financial performance goals, specifically certain levels of EBIT as determined by the Compensation Committee for purposes of our cash bonus program. The Company’s EBIT target for fiscal 2020 was a loss of $25.1 million. The actual EBIT achieved by the Company in fiscal 2020, as determined prior to bonus payments under the cash bonus program, was $17.7 million (which was 270% of the target EBIT amount). Pursuant to this determination and consistent with the scale for levels between 75% and 150% of achievement of the EBIT target as described above, 270% achievement of our EBIT goal resulted in cash bonus payments to our named executive officers on March 26, 2021 at 150% of their applicable bonus targets included in the “Non-Equity Incentive Plan Compensation” column in fiscal 2020.

All Other Compensation

The following table provides additional detail for those items listed as “All Other Compensation” in the Summary Compensation Table for fiscal 2020:

Description	Mr. Woodward	Ms. Strain	Mr. Martin
401(k) Employer Matching Contribution(1)	$—	$10,400	$—
Company-Paid Medical, Dental and Life Insurance Premiums	8,180	9,771	11,989
Cell Phone Stipend	960	600	600
Total	$9,140	$20,771	$12,589

(1)	For fiscal 2020, the Company made discretionary matching contributions of 100% of the first 4% of bi-weekly compensation for all eligible employees, including executives, subject to IRS limitations.

Perquisites

The Company does not provide significant perquisites or personal benefits to our executive officers that are not readily available to other employees.

Severance Benefits

The specific terms of our severance arrangements are discussed on page 24 under the heading “Employment Arrangements and Post-Employment Compensation and Benefits.” The Compensation Committee has noted the prevalence of severance arrangements among our peer companies and believes that such arrangements, when properly tailored, are appropriate and necessary. The Compensation Committee also believes that reasonable severance benefits (i) should be established with reference to an executive’s position and current cash compensation opportunities, and (ii) should be conditioned upon execution of a release of claims against the employer and its affiliates. Accordingly, the Compensation Committee has approved severance benefits for Mr. Woodward, Ms. Strain and Mr. Martin pursuant to which severance is payable upon a termination without cause or a resignation for good reason, subject in each case to the executive executing a release of claims in favor of the Company.

Tax Implications - Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits our ability to deduct for tax purposes compensation in excess of $1,000,000 that is paid to our principal executive officer, our principal financial officer, or any one of our three highest paid executive officers. The Compensation Committee will review and consider the deductibility of executive compensation under Section 162(m) and may authorize certain payments in excess of the $1,000,000 limitation. The Compensation Committee believes that it needs to balance the benefits of designing awards that are tax-deductible with the need to design awards that attract, retain and reward executives responsible for our success.

Stock Ownership and Retention Guidelines

Our Board of Directors and Compensation Committee have stock ownership guidelines for our senior executives. These guidelines are designed to encourage our executives to have a meaningful equity ownership in the Company, thereby linking their interests with those of our shareholders. These guidelines provide that within five years of first becoming subject to the plan, each executive must own (by way of shares owned directly or indirectly and shares represented by unvested time-based RSUs and the intrinsic value of the shares of vested stock options) common stock with a value of five times (5x) base salary for Mr. Woodward and two times (2x) base salary for Ms. Strain and Mr. Martin. The guidelines also provide that if an executive is not currently in compliance with this guideline (regardless of the compliance grace period), the executive must retain 50% of the net shares (after satisfying any tax obligations and any required payments upon exercise) received upon vesting of RSUs or the exercise of stock options.

Mr. Woodward, Ms. Strain and Mr. Martin are in compliance with the guidelines. The stock ownership and retention guidelines may be found on the Company’s investor website at www.kirklands.com under “Investor and Media Relations – Corporate Governance – Governance.”

No Hedging/No Pledging Policy

In addition to insider trading restrictions, the Company has a policy that prohibits all employees and non-employee directors from engaging in any of the following transactions involving the Company’s securities including: short sales, buying or selling put or call options or other derivative securities and hedging or monetization transactions such as zero-cost collars and forward sale contracts.  In addition, the Company’s policy prohibits holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.  An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to one of the Company's Compliance Officers at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Executive Compensation Clawback Policy

The Company has a clawback policy in order to ensure that incentive compensation is paid based on accurate financial data. The purpose of the policy is to enable the Company’s Board, at its discretion, to recover excess incentive compensation in the event that the Company is required to prepare an accounting restatement to correct an error that is material to the previously issued financial statements. “Excess” compensation is generally the amount of performance-based compensation paid above what would have been received had the statements in question been accurate. The clawback policy may be found on the Company’s investor website at www.kirklands.com under “Investor and Media Relations – Corporate Governance – Governance.”

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table provides information about the outstanding equity awards as of January 30, 2021, for the executive officers named in our Summary Compensation Table.

	Option Awards(1)				Stock Awards(2)

	Number of Securities Underlying Unexercised Options (#)(3)		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)
Steven C. Woodward (4)	—	—	—	—	45,957	1,170,065
	—	—	—	—	336,538	8,568,257
Nicole A. Strain (5)	—	—	—	—	1,000	25,460
	—	—	—	—	2,500	63,650
	—	—	—	—	7,222	183,872
	—	—	—	—	103,843	2,643,843
Jeffrey T. Martin (6)	—	55,851	1.65	8/5/2029	31,818	810,086
	—	—	—	—	67,308	1,713,662

(1)	Option grants vest ratably over four years from the date of grant. All options expire on the tenth anniversary of the grant date.
(2)

The market value is based on the closing stock price of $25.46 on January 31, 2020. Stock awards granted prior to fiscal 2020 vest 25% annually on each anniversary of the grant date over four years. The stock awards granted in fiscal 2020 vest 100% on the second anniversary of the grant date. All grants were awarded under the Company’s 2002 Amended and Restated Equity Incentive Plan.

(3)	Determined to be exercisable or unexercisable as of January 30, 2021.
(4)	Mr. Woodward was granted 61,275 RSUs on March 26, 2019 and 336,538 RSUs on March 25, 2020.
(5)	Ms. Strain was granted 4,000 RSUs on June 2, 2017, 5,000 RSUs on June 5, 2018, 9,629 RSUs on March 26, 2019 and 103,843 RSUs on March 25, 2020.
(6)	Mr. Martin was granted 74,468 stock options and 42,424 RSUs on August 5, 2019 and 67,308 RSUs on March 25, 2020.

Employment Arrangements and Post-Employment Compensation and Benefits

We do not maintain a general severance plan, and except as otherwise discussed in this section with respect to the employment agreements of our named executive officers, there are no provisions for severance or change of control payments for our named executive officers. Our 2002 Amended and Restated Equity Incentive Plan does not provide for automatic acceleration of vesting or other benefits in the event of a change of control. However, under the terms of the 2002 Amended and Restated Equity Incentive Plan, in the event of a “Change in Control,” as defined in such plan, the Board of Directors may, in its sole discretion, cause all outstanding stock options to become fully vested and immediately exercisable and may substitute cash or other substitute consideration for the right to receive shares subject to any unvested RSU grant; provided that at the time of that Change in Control, such substitute consideration has a value (as reasonably determined by the Board of Directors) equal to the then-current fair market value of the shares subject to such unvested RSUs; and provided further that such substitute consideration vests and becomes payable on the same basis as provided in the award agreement with respect to such RSUs and the shares subject thereto (or on such accelerated basis as may then be determined by the Board of Directors, in its discretion). Except as otherwise discussed in this section, any severance payments to named executive officers would be subject to the approval of the Compensation Committee. The details regarding the potential post-employment benefits to which our executive officers are entitled are set forth below.

Steven C. Woodward, President and Chief Executive Officer

On September 21, 2018, the Company entered into an Employment Agreement with Mr. Woodward effective October 22, 2018 which provides for certain post-employment benefits in the event of a termination of his employment by us without cause or resignation by him for good reason. Under these circumstances, Mr. Woodward would be entitled to severance pay equal to one and a half (1½) times his then-current base salary payable in eighteen substantially equal monthly installments. The payment of any such benefits would be subject to Mr. Woodward providing the Company with a general release of claims in a form reasonably prescribed by the Company. If Mr. Woodward’s employment with the Company ceases for any other reason (including death), then the Company’s obligation to Mr. Woodward will be limited solely to the payment of accrued and unpaid base salary as of the date of such cessation.

Assuming one of the following events occurred on January 30, 2021, Mr. Woodward’s payments and benefits had an estimated value of:

Type of Separation	Salary Continuation	Welfare Benefit Continuation	Company- Provided Life Insurance Proceeds(1)	Total
Death	$—	$—	$100,000	$100,000
Termination without Cause or resignation for Good Reason	1,050,000	—	—	1,050,000

(1)	Represents life insurance proceeds from Company-provided life insurance policies.

Nicole A. Strain, Chief Financial Officer

On September 18, 2019, the Company entered into an Employment Agreement with Ms. Strain effective September 18, 2019 which provides for certain post-employment benefits in the event of a termination of her employment by us without cause or resignation by her for good reason. Under these circumstances, Ms. Strain would be entitled to severance pay equal to one (1) times her then-current base salary payable in twenty-six bi-weekly payments. The payment of any such benefits would be subject to Ms. Strain providing the Company with a general release of claims in a form reasonably prescribed by the Company. If Ms. Strain’s employment with the Company ceases for any other reason (including death), then the Company’s obligation to Ms. Strain will be limited solely to the payment of accrued and unpaid base salary as of the date of such cessation.

Assuming the following event occurred on January 30, 2021, Ms. Strain’s payments and benefits have an estimated value of:

Type of Separation	Salary Continuation	Welfare Benefit Continuation	Company- Provided Life Insurance Proceeds(1)	Total
Death	$—	$—	$100,000	$100,000
Termination without Cause or resignation for Good Reason	360,000	—	—	360,000

(1)	Represents life insurance proceeds from Company-provided life insurance policies.

Jeffrey T. Martin, Senior Vice President of Omni-Channel Retail

On September 22, 2020, the Company entered into an Employment Agreement with Mr. Martin effective September 22, 2020 which provides for certain post-employment benefits in the event of a termination of his employment by us without cause or resignation by him for good reason. Under these circumstances, Mr. Martin would be entitled to severance pay equal to one (1) times his then-current base salary payable in twenty-six bi-weekly payments. The payment of any such benefits would be subject to Mr. Martin providing the Company with a general release of claims in a form reasonably prescribed by the Company. If Mr. Martin’s employment with the Company ceases for any other reason (including death), then the Company’s obligation to Mr. Martin will be limited solely to the payment of accrued and unpaid base salary as of the date of such cessation.

Assuming the following event occurred on January 30, 2021, Mr. Martin’s payments and benefits have an estimated value of:

Type of Separation	Salary Continuation	Welfare Benefit Continuation	Company- Provided Life Insurance Proceeds(1)	Total
Death	$—	$—	$100,000	$100,000
Termination without Cause or resignation for Good Reason	350,000	—	—	350,000

(1)	Represents life insurance proceeds from Company-provided life insurance policies.

VII. RELATED PARTY TRANSACTIONS

Our Policies Regarding Related Party Transactions

We have a written statement of policy with respect to related party transactions, which is administered by the Audit Committee of our Board of Directors. Under our related party transaction policy, a “Related Party Transaction” is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) between us (including any of our subsidiaries) and a Related Person, without regard to the amount involved. A “Related Person” includes any of our executive officers, directors or director nominees, any shareholder owning in excess of five percent of our Common Stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest in such entity. Related Party Transactions do not include any transactions involving only director or executive officer compensation, transactions where the Related Person receives proportional benefits as a shareholder with all other shareholders, transactions involving competitive bids, or transactions involving certain bank-related services.

Under the terms of our related party transaction policy, the Audit Committee will only approve a Related Party Transaction if it is determined that the transaction is in, or is not inconsistent with, the best interest of the Company and its shareholders. Any director or officer with an interest in a related party transaction is expected to recuse him or herself from considering the matter and voting upon it. In all cases, a director or officer with an interest in a Related Party Transaction may not attempt to influence Company personnel in making any decision with respect to the transaction.

When reviewing a Related Party Transaction, the Audit Committee will use any process and review any information that it determines to be appropriate. The Audit Committee takes into consideration all of the relevant facts and circumstances available to it, including (if applicable), but not limited to (i) the material terms and conditions of the transaction or transactions; (ii) the Related Party’s relationship to the Company; (iii) the Related Party’s interest in the transaction, including their position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction; (iv) the approximate dollar value of the transaction; (v) the availability from other sources of comparable products or services; and (vi) an assessment of whether the transaction is on terms that are comparable to the terms available to an unrelated third party. All Related Party Transactions will be disclosed in accordance with SEC rules.

In the event that we become aware of a Related Party Transaction that was not previously approved or ratified by the Audit Committee, we will evaluate all options available with respect to that transaction, including ratification, revision or termination.

Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated or may only continue if:

•	the Audit Committee approves or ratifies such transaction in accordance with the terms of our related party transaction policy; or
•

the Chairperson of the Audit Committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $120,000, provided that for the Related Party Transaction to continue it must be approved by the Audit Committee at its next regularly scheduled meeting.

Transactions with Related Persons, though not classified as Related Party Transactions by our related party transaction policy and, thus, not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

We identified the following transactions with Related Persons for fiscal 2020 and 2019 to which we were a party or proposed to be a party that are required to be disclosed in accordance with applicable SEC rules:

Real Estate Lease

The Company leases 11,700 square feet of retail real estate located in the Columns development in Jackson, Tennessee from Vann Drive Partners, a joint venture in which Miles Kirkland, a member of our Board of Directors, holds a minority equity position. The term of the lease commenced in May 2004 for an initial period of 5 years, with two 5-year renewal options. The Company exercised both 5-year renewal options, and the lease was scheduled to expire in January 2020. The lease provided for minimum rental payments of $12,000 per month. The terms of the lease were amended in July 2019 which extended the maturity date to January 2030, with two 5-year renewal options. The amended lease provides for minimum rental payments of $13,000 per month beginning in January 2020. The lease also provides for the payment of customary additional charges, including taxes and insurance. The terms of the lease were amended in May 2020 which provided for rent payments equal to 50% of minimum payments for the months of April and May 2020. The amendment allows the remaining 50% of the balance for April and May 2020 to be paid in 12 equal monthly installments, without interest, beginning January 1, 2021. In fiscal 2020 and 2019, the Company paid total rent and ancillary charges under the lease of $131,083 and $154,665, respectively. This lease has been reviewed and approved by our Board of Directors and Audit Committee. Management considers the terms of this lease to be at arms-length and reasonably equivalent to terms we could have obtained through negotiations with an unaffiliated third party.

Vendor Agreement

For part of fiscal 2019, the Company’s largest vendor was deemed to be a related party for financial reporting purposes because its principal owner is the spouse of the Company’s former Vice President of Product Development and Trends. As of June 14, 2019, the vendor was no longer a related party. During fiscal 2019, the Company’s purchases from this vendor while it was a related party totaled approximately $19.6 million, or 7.6% of total merchandise purchases.

VIII. OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities (collectively, “Reporting Persons”), to file initial reports of ownership and reports of change of ownership with the SEC. Reporting Persons are additionally required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of copies of reports furnished to us during fiscal 2020, all Reporting Persons were in compliance with Section 16(a) filing requirements.

Independent Registered Public Accounting Firm

The Audit Committee has selected EY to be the Company’s independent registered public accounting firm for fiscal 2021. Representatives of EY are expected to be present at the Annual Meeting on June 22, 2021 and will be given an opportunity to make a statement if they desire to do so. In addition, representatives of EY will be available to respond to appropriate questions at that time.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board, which can be found on our investor website at www.kirklands.com under “Investor and Media Relations – Corporate Governance – Committees.” The charter is also available in print to any shareholder who requests it by making a written request addressed to:

Kirkland’s, Inc.

Attn: Corporate Secretary

5310 Maryland Way

Brentwood, TN 37027

The Audit Committee reviews the financial information provided to shareholders and others, oversees the system of internal control over financial reporting which management and the Board have established, oversees compliance with legal and regulatory requirements by the Company and its employees relating to the preparation of financial information and reviews the independent registered public accounting firm’s qualifications, independence and performance.

As part of its oversight of our financial statements, the Audit Committee has:

•

Reviewed and discussed the audited financial statements of the Company for the fiscal year ending January 30, 2021 with management and Ernst & Young LLP, our independent registered public accounting firm;

•	Discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
•

Received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

The Audit Committee’s review and discussion of the audited financial statements with management included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that our audited financial statements have been prepared in conformity with U.S. generally accepted accounting principles.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ending January 30, 2021 for filing with the SEC.

The Audit Committee

Charlie Pleas, III, Chair

Miles T. Kirkland

R. Wilson Orr, III

Chris L. Shimojima

Audit and Non-Audit Fees

The aggregate fees billed for services rendered by our current independent registered public accounting firm, EY, during fiscal 2020 and fiscal 2019 were as follows:

	Fiscal 2020	Fiscal 2019
Audit Fees(1):	$544,337	$705,170
Audit-Related Fees:	—	—
Tax Fees(2):	6,174	199,453
All Other Fees:	—	—
Total	$550,511	$904,623

(1)

Audit Fees consist of fees billed for professional services rendered in connection with the audit of the Company’s annual financial statements and reviews of the Company’s quarterly financial statements. Audit Fees also include fees billed for professional services rendered for consultation on SEC registration statements and filings and the issuance of consents.

(2)	Tax Fees consists of fees billed for professional services relating to tax compliance and other tax advice.

Pre-Approval Policy

The Audit Committee’s pre-approval guidelines with respect to pre-approval of audit and non-audit services are summarized below.

General

Under the terms of its pre-approval policy, the Audit Committee is required to pre-approve audit and non-audit services to be performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding the pre-approved cost level require specific pre-approval by the Audit Committee.

The Audit Committee has delegated pre-approval authority to the Audit Committee Chairperson and may in the future delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

Audit Services

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee approves, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant general pre-approval for other audit services, which are those services that only the independent registered public accounting firm reasonably can provide.

Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent registered public accounting firm. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor.

Tax Services

The Audit Committee believes that the independent registered public accounting firm can provide tax services to the Company, such as tax compliance, tax planning and tax advice without impairing the independence of such independent registered public accounting firm. However, the Audit Committee will not permit the retention of the independent registered public accounting firm in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

All Other Services

Any services to be performed by the independent registered public accounting firm not classified in any of the aforementioned categories must be specifically pre-approved by the Audit Committee.

Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee.

Shareholder Proposals for the 2022 Annual Meeting

Shareholders may nominate director candidates and make proposals to be considered at the 2022 Annual Meeting. In accordance with our bylaws, any shareholder nominations of one or more candidates for election as directors at the 2022 Annual Meeting or any other proposal for consideration at the 2022 Annual Meeting must be received by us at the address set forth below, together with certain information specified in our bylaws, between March 24, 2022 and April 23, 2022.

In addition to being able to present proposals for consideration at the 2022 Annual Meeting, shareholders may also be able to have their proposals included in our proxy statement and form of proxy for the 2022 Annual Meeting. In order to have a shareholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to us at the address set forth below not later than January 10, 2022, and the shareholder must otherwise comply with applicable SEC requirements and our bylaws. If the shareholder complies with these requirements for inclusion of a proposal in our proxy statement and form of proxy, the shareholder need not comply with the notice requirements described in the preceding paragraph.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Corporate Secretary of Kirkland’s, and all notices and nominations referred to above must be sent to the Corporate Secretary of Kirkland’s, at the following address: Kirkland’s, Inc., 5310 Maryland Way, Brentwood, Tennessee 37027, Attention: Carter R. Todd, Corporate Secretary.

Annual Report

A copy of the Company’s Annual Report to Shareholders for fiscal 2020 accompanies this Proxy Statement.

The Company will provide to each person solicited without charge, upon request in writing, a copy of its Annual Report on Form 10-K, excluding exhibits, including the consolidated financial statements, as filed with the Securities and Exchange Commission for the year ended January 30, 2021. Requests should be directed to Kirkland’s, Inc., 5310 Maryland Way, Brentwood, Tennessee 37027, Attention: Carter R. Todd.

Householding of Proxy Materials

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its shareholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicative information shareholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain shareholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these shareholders notifies us that they want to receive separate copies. Any shareholder who objects to or wishes to begin householding may notify Investor Relations, Kirkland’s, Inc., in writing at 5310 Maryland Way, Brentwood, Tennessee 37027 or by telephone at (615) 872-4898. We will send an individual copy of the proxy statement to any shareholders who revoke their consent to householding within 30 days of our receipt of such revocation.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our stock and obtaining the proxies of those owners. We regularly retain the services of SCR Partners, LLC, to assist with our investor relations and other shareholder communications issues. SCR Partners, LLC will assist in the solicitation of proxies and will not receive any additional compensation for these services. SCR Partners, LLC may solicit proxies by telephone, facsimile, other forms of electronic transmission and by mail. We will reimburse the firm’s expenses in connection with the solicitation. In addition, proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, facsimile, electronic transmission and by mail. None of these persons will receive any extra compensation for doing this.

CARTER R. TODD
Vice President,
General Counsel and Corporate Secretary

KIRKLAND’S, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KIRKLAND’S, INC.

The Board of Directors recommends you vote FOR the following proposal:
1.	Election of Class I Directors for a three-year term expiring at the 2024 Annual Meeting.
	Nominees:		For	Against	Abstain	The Board of Directors recommends you vote FOR the following proposals 2 and 3:		For	Against	Abstain
	1a.	Steven J. Collins	☐	☐	☐	2.	To approve, on an advisory basis, compensation for our named executive officers.	☐	☐	☐
	1b. 1c.	Ann E. Joyce R. Wilson Orr, III	☐ ☐	☐ ☐	☐ ☐	3.	Ratification of the selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm for fiscal 2021.	☐	☐	☐

						NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)			Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the Annual Report to Shareholders, which includes a copy of the

2020 Annual Report on Form 10-K, are available at:

http://ir.kirklands.com/Annual_Meeting

KIRKLAND’S, INC. Proxy Solicited on Behalf of The Board of Directors of Kirkland’s, Inc. for the Annual Meeting of Shareholders to be held on June 22, 2021

The undersigned, revoking all previous proxies, hereby appoints Steven C. Woodward, Carter R. Todd and R. Wilson Orr, III and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated on the reverse side and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Kirkland’s, Inc. to be held at the Thompson Nashville Hotel on June 22, 2021, and at any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR NOMINEES NOMINATED BY THE COMPANY, “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2021. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

Continued and to be signed on reverse side